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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Owners
Beijing e-Channels Century Technology Co., Ltd.:

        We consent to the use of our report dated March 6, 2006, with respect to the balance sheet of Beijing e-Channels Century Technology Co., Ltd. as of December 31, 2004, and the related statements of income, owners' equity, and cash flows for the years ended December 31, 2004 and 2003, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG Huazhen

Beijing, the People's Republic of China
October 31, 2006

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Consent of Independent Registered Public Accounting Firm